24.0 CERTIFICATE OF AUTHOR

I, Carl Pelletier, P.Geo. (OGQ, no. 384) do hereby certify that:

1) I am Consulting Geologist of: InnovExplo Inc, *560-B 3rd Avenue, Val d'Or, Québec, Canada, J9P 1S4.*

2) I graduated with a degree in Bachelor in Geology from l'Université du Québec à Montréal (Montréal, Québec) in 1992 and I initiated a Master's degree at the same university for which I completed the course program but not the thesis.

3) I am a member of the Ordre des Géologues du Québec (OGQ, no. 384) and of the Canadian Institute of Mines, Harricana section.

4) I have worked as a geologist for a total of 16 years since my graduation from university. My mining expertise was acquired in the Silidor, Géant Dormant, Bousquet II, Sigma-Lamaque and Beaufor Mines, whereas my exploration experience was acquired with Cambior and McWatters. I have been a consulting geologist for InnovExplo inc. since February 2004.

5) I have read the definition of "qualified person" set out in Regulation 43-101 and certify that by reason of my education, affiliation with a professional association (as defined in Regulation 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of Regulation 43-101.

6) I am the author of this report on the Discovery project titled "TECHNICAL REPORT ON THE SCOPING STUDY AND MINERAL RESOURCE ESTIMATE FOR THE DISCOVERY PROJECT (According to Regulation 43-101 and 43-101F1)" dated August 1, 2008 ("the Technical Report"). I visited the Discovery property area several times from September 2006 to November 2007.

7) I prepared Mineral Resources estimates and 43-101 Technical reports in 2006 and 2007 on the property that is the subject of the Technical Report.

8) I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9) I am independent of the issuer according to the tests in section 1.4 of Regulation 43-101.

10) I have read Regulation 43-101 respecting standards of disclosure for mineral projects and Form 43-101F1, and the Technical Report has been prepared in accordance with that regulation and form.

11) I consent[3] to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 1st day of August, 2008

GÉOLOGUE / GEOLOGIST CARL PELLETIER # 384 QUÉBEC

Carl Pelletier, P.Geo., B.Sc.

[3] If an issuer is using this certificate to accompany a technical report that it will file only with the exchange, then the exchange recommends that this paragraph is included in the certificate.